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                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is effective as of July 1, 1996, by and between APOLLO INTERNATIONAL OF DELAWARE, INC., a Delaware corporation ("Company"), and Donald Paul Louw ("Employee") currently holding the position of Vice President International Sales.

                              W I T N E S S E T H:

         WHEREAS, the Company believes that the attraction and retention of key employees such as the Employee is essential to the Company's growth and success; and

         WHEREAS, the Company desires to employ Employee as its Vice President International Sales and Employee desires to accept such employment, all on the terms and conditions as hereinafter provided; and

         WHEREAS, Employee is currently receiving compensation for services rendered to the Company and/or its subsidiaries.

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Term. The Company hereby employs Employee and Employee hereby accepts employment by the Company for a period of four (4) years beginning on the date of this Agreement, subject to the terms and conditions hereafter contained. This Agreement will be renewed automatically thereafter for successive periods of two
(2) years, unless not less than one hundred twenty (120) days prior to the end of the initial four (4) year period, or one hundred twenty (120) days prior to the end of any two (2) year renewal period, as the case may be, one of the parties sends written notice to the other party of its intent to terminate this Agreement at the end of such period.

2. Duties. The Company shall continue to employ Employee in an executive capacity as Vice President of Operations of the Company. Employee shall perform such duties ordinarily and customarily performed by a similar employee of a corporation of like type and size as the Company, and shall perform such other reasonable duties as a senior Company officer of the Board of Directors may assign to him from time to time.

3. Base Salary

(A) As full compensation for services rendered under this Agreement, the Company shall pay Employee, during the term of this Agreement, a base salary of Eighty Thousand Dollars and No/100 ($80,000) per year (the "Base Salary"), payable in accordance with the normal payroll practices of the Company. In addition to the Base Salary, the Company will pay Employee three percent (3%) commission on all sales outside of North America. In addition to

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the Base Salary and commission, the Company may pay Employee bonuses from time to time as set forth below.

     (B) On each January 1, during the term of this Agreement, the base Salary shall be increased to reflect the change in the cost of living, based upon the change, fromthe proceeding January 1, in the Consumer Price Index for All Urban Consumers, as published by the U.S. Bureau of Labor Statistics (reference base 1982-1984 = 100). On each January 1, and at any time that there is a change in the financial condition or character of the business of the Company during the term of this Agreement, the Board of Directors shall review the base salary amount to determine whether or not to grant additional increases in the base salary amount.

4. Stock Options. During the term of his employment, Employee will be provided with stock options under the Company's stock option plan(s) as determined by the Company's Board of Directors and/or Compensation Committee.

5. Performance Bonus. In addition to the annual Base Salary provided hereunder, Employee may, at the discretion of the Board of Directors, be entitled to additional incentive compensation ("Bonus").

6. Fringe Benefits. Employee shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expense, including but not limited to those hereinafter detailed, in accordance with the Company's practices covering Employee personnel. The Company shall use reasonable efforts to seek waivers of waiting periods, if any, applicable to particular benefits. Such benefits shall include:

     A. coverage for Executive and his family, under any major medical and dental insurance programs and plans, and under any short-term, long-term or permanent disability programs and plans, which are or may become generally available to management employees of the Company;

     B. retirement benefits at such time and on such amounts as are paid to Employee by the Company at such time as the Company institutes a retirement plan;

     C. reimbursement of all properly approved travel and business related expenses normally paid by the Company for the benefit of its executives. All expense reports must be approved by the Chief Financial Officer of the Company prior to reimbursement;

     D. three (3) weeks of paid vacation per calendar year at any time or times selected by Employee taking into account the convenience of the Company. Employee shall give the Board of Directors at least fourteen (14) calendar days' prior notice of selected vacation times of one week or more. Unused vacation will be cumulative from year to year.

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     E. six days of sick leave annually;

     F. a holiday on the following days with full pay: New Year's Day, Presidents' Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and such other holidays as the Company may declare; and

     G. paid leave and reimbursement of all travel, tuition and related expenses in attending trade conferences and/or seminars and/or college or other high level courses acceptable to the Board of Directors in its reasonable discretion.

7. Termination by the Company for Cause.

     A. The Company may, at its option, terminate this Agreement by giving written notice of termination to Employee without prejudice to any other remedy to which the Company may be entitled, either at law or in equity, under this Agreement, in the event that:

     (i) Employee is convicted of (and such conviction is sustained on final appeal) or, pleads guilty to, or pleads nolo contendere to a felony crime involving moral turpitude;

     (ii) Employee is found by a court of law to be guilty (which guilty verdict is sustained on final appeal) of or pleads guilty to or no contest to fraud, conversion, embezzlement, intentionally falsifying records or reports, or a similar felony involving the Company's property; or

     (iii) Employee continues to willfully breach a material provision of this Agreement after having received written notice of such breach and a thirty (30) days' opportunity thereafter to cure such breach.

     B. In the event of a termination claimed by the Company to be for "cause" pursuant to clauses (i), (ii) or (iii) of this Section 7, Employee shall have the right to have the justification for said termination determined by arbitration. In such event, Employee shall serve on the Company within thirty
(30) days of termination, a written request for arbitration. The Company immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the issues shall be determined under the rules of the American Arbitration Association and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration, and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration Employee shall continue to receive all compensation and benefits to which he is entitled hereunder. Expenses of the arbitration shall be borne by the Company pending a final determination of this matter at which time such expenses shall be borne by the parties.

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     C. In the event of termination for any of the reasons set forth in subsection A. of this Section 7, except as otherwise provided in Section 3 of this Agreement, Employee shall be entitled to no further compensation, Base Salary, Bonus or other benefits under this Agreement, except as to that portion of any unpaid Base Salary, Bonus or other benefits accrued and earned by his hereunder up to and including the final, non-appealable determination by arbitration as to the justification for such termination for "cause", if arbitration is invoked. If arbitration is not invoked Base Salary or Bonus and unpaid benefits shall be accrued and earned up to and including the effective date of such termination.

     D. Anything herein to the contrary notwithstanding, the employment of the Employee shall not be terminable by the Company for "cause" if the grounds for such terminations are: (i) the result of bad judgment or poor economic results on the part of Employee, (ii) any act or any omission believed by Employee in good faith to have been in or not opposed to the interests of the Company, (iii) any act or omission in respect of which a determination could properly be made that Employee met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the charter or by-laws of the Company, or the laws of the State of Delaware, or the directors' and officers' liability insurance if the Company, in each case as in effect at the time of such act or omission, or (iv) as a result of an act or omission which occurred more than twelve (12) calendar months prior to the Employee's having been given notice of the termination of his employment for such act or omission unless the commission of such act could not at the time of such commission or omission have been known to a member of the Board of Directors of the Company (other than Employee, if he is then a member of the board of directors), in which case more than twelve (12) calendar months prior to the date that the commission of such act or such omission was or could reasonably have been so known, or (v) as a result of the continuing course of action which commenced and was or could reasonably have been known to a member of the board of directors of the Company (other than Employee) more than twelve (12) calendar months prior to notice having been given to Employee of the termination of his employment.

8. Termination by the Company; Death; or Permanent Disability.

     A. If the Company terminates Employee "without cause" which shall mean for any reason other than as set forth in Section 7 hereof, or in the event of Employee's death or "permanent disability" (as defined below), Employee shall:
(i) be entitled to receive an amount equal to the full compensation to which he would otherwise be entitled under this Agreement (just as if Employee had not been so terminated and was continuing to serve as an employee hereunder for the full term of this agreement) for a six (6) month period from the effective date of such termination, death, or permanent disability (the "Severance Payment"). Such Severance Payment shall be payable in a single lump sum distribution (without any present value adjustment) to Employee or his estate, as the case may be, no later than ninety (90) days from the effective date of such termination, and (ii) be provided, for a six (6) month period, with all the insurance and other benefits set forth in Section 6.A. hereof (provided, however, to the extent that the benefits in Section 6.A. cannot in fact be paid due to the fact that Employee is not in fact employed

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hereunder, the Company promptly shall pay Employee the indubitable monetary, after tax equivalent thereof in U.S. Dollars, without any present value adjustment).

     B. Payment in the Event of Permanent Disability. For purposes of this Agreement, Employee's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, Employee, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement. The date of permanent disability shall be the one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event Employee, after receipt of notice from the Company, shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by the Chief of Medicine of any major accredited hospital in the metropolitan area, Tampa, Florida, and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by Employee or Company.

9. Termination by Employee. Employee may, at his option, after complying with this Section, terminate this Agreement in the event of a material breach of the terms of this Agreement by the Company. Employee shall be required to give written notice to the Company setting forth with particularity the nature of the material breach. The Company shall have thirty (30) days following its receipt of Employee's written notice in which to cure its breach before Employee's termination of this Agreement shall be effective. In the event Employee's termination shall be effective under this Section 9, Employee shall: (i) be entitled to receive the full compensation to which he would otherwise be entitled under this Agreement (just as if Employee had not so terminated his employment and was continuing to serve as an employee hereunder for the full term of this Agreement (the "Continuation Period")) payable in a single sum distribution (without any present value adjustment) on the date of such termination, and (ii) be provided, for the Continuation Period, with all the insurance and other benefits set forth in Section 6.A. hereof (provided, however, to the extent that the benefits in Section 6.A. cannot in fact be paid due to the fact that Employee is not in fact employed hereunder, the Company promptly shall pay Employee the indubitable, after-tax monetary equivalent thereof in U.S. Dollars, without any present value adjustment). If Employee terminates this Agreement for any reason other than pursuant to this Section 9, except as otherwise provided in Section 8 of this Agreement as it relates to the death of Employee, Employee shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by his hereunder up to and including the effective date of such termination.

10. Confidential Information. Employee recognizes and acknowledges that the Company has, through the expenditure of substantial time, effort and money, developed and acquired certain confidential information and trade secrets which have become of great value to the Company in its operations. Employee further acknowledges and understands that in the course of performing his duties for the Company, Employee has received and will receive special training and experience,

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and has had and will have access to the trade secrets and confidential information of the Company. Employee agrees that during the course of his employment and at any time after the termination or expiration thereof, he will not make any independent use of, publish or disclose, or authorize anyone to publish or disclose, to any other person or organization, any of the Company's trade secrets and confidential information, except as required in the course of his employment with the Company or by law. Upon request of the Company and, in any event upon the cessation of Employee's employment with the Company, whether with or without cause, Employee will promptly return all tangible expressions of trade secrets and confidential information in his possession and control and all copies thereof. As used herein, the term "trade secrets and confidential information" shall mean client lists, applicant lists, and other related client and applicant data, computerized compilation of such data, training materials and information, policy and procedure manuals, video and audio recordings of training and operation methods, sales, services, support and marketing practices and operations, advertising themes, formats of advertising and other business methods, and techniques, processes and financial information of the Company, all of which are not generally known to the trade or industry and which will be of competitive use by them. "Trade secrets and confidential information" shall not include intangible information which is generally known and used by persons with training and experience comparable to Employee as of the date of this Agreement and all intangible information which is common knowledge in the industry or otherwise legally in the public domain.

     Employee further agrees that the restrictions set forth in this Section 10 are in addition to, and not in lieu of, any other restrictions or obligations placed upon his, and/or any rights or remedies available to the Company, by any statute or at common law.

11. Covenant not to Compete. Employee covenants and agrees that, in order to protect the Company's legitimate interest in its trade secrets and confidential information, special training, and business during the term of his employment, for a period of two (2) years following the expiration or termination of this Agreement or any renewal of the Agreement, however the same shall occur, whether voluntary or involuntary, Employee will not, without the prior written consent of the Company, directly or indirectly:

     A. engage, whether by virtue of stock ownership, management responsibilities or otherwise, in companies, businesses, organizations and/or ventures which manufacture, market or distribute products which are competitive with any of the "Company's Products" (as hereinafter defined) anywhere in the United States; or

     B. become interested, directly or indirectly, whether as principal, owner, stockholder, partner, agent, officer, director, employee, salesman, joint venturer, consultant, advisor, independent contractor or otherwise, in any person, firm, partnership, association, venture, corporation or entity engaging directly or indirectly in any of the activities described in Subsection 11.A. above; or

     C. knowingly solicit the employment of any of the Company Personnel (as hereinafter defined).

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     For purposes of this Agreement:

     (i) the term "Company Personnel" shall mean any person employed by the Company at any time through the end of the term of this Agreement, but excluding any person who has left such employment for a continuous period exceeding one
(1) year;

     (ii) the term "Company" shall include any successor in interest whether by sale, merger, liquidation or the like, and any of the Company's subsidiaries and affiliates;

     (iii) the term "Company's Products" shall mean any present or future (future being limited to the term of this Agreement and any and all extensions thereof) product (i) being sold by the Company or (ii) any product designed, engineered, manufactured, assembled, or enhanced (whether or not sold) by the Company.

     D. None of the foregoing shall prevent Employee from holding up to two percent (2%) in the aggregate of any class of securities of any entity engaged in the prohibited activities described above, provided that, such securities are listed on a national securities exchange or registered under Section 12(g) of the Securities and Exchange Act of 1934.

     E. If any of the provisions contained in this Section 11 are held to be unenforceable because of the duration of such provision, the geographical area covered thereby, and/or the range of the Company's Products protected, the parties agree that the court of competent jurisdiction making such determination shall have the power to reduce or otherwise modify the duration, the geographical area of such provision, and/or the range of the Company's Products protected, and, in its reduced or modified form, such provisions shall then be enforceable.

12. Remedies in Event of Breach.

     A. Injunctive Relief. The parties acknowledge that each would be irreparably harmed by any breach of the covenants contained in Sections 10 and 11 of this Agreement, and that either party's remedy at law for any breach by the other party of its obligations under Sections 10 or 11 of this Agreement would be inadequate, and would be impossible to ascertain and therefore, in the event of the breach or threatened breach of any obligations under Sections 10 and 11 of this Agreement, either party, in addition to any and all other remedies at law or in equity, shall have the right to enjoin the other party from any threatened or actual activities in violation thereof; and the parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages and without the necessity of posting bond. In the event either party does apply for such injunction, the other party shall not raise as a defense thereto that such applying party has an adequate remedy at law.

     B. Damages; Accounting for Profits. In addition to any injunctive relief that may be granted to the Company or Employee for breach of this Agreement, the Company and Employee

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shall be entitled to recover all damages, including reasonable attorneys' fees and costs (including paralegals' fees), sustained or incurred by the Company or Employee by reason of a violation or threatened violation of the terms of this Agreement, and to receive such other remedy or remedies as the court determines is appropriate. Employee covenants and agrees that, if he violates any of his covenants or agreements under Sections 10 or 11 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations or benefits which Employee directly or indirectly has realized or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or any other rights or remedies to which the Company is nor may be entitled at law or in equity or under this Agreement.

13. Reasonableness. Employee has carefully read and considered the provisions of Sections 10 and 11 hereof and, having done so, agrees that the restrictions set forth in such sections, including, but not limited to, the time period of restriction, the geographical areas of restriction, and the definition of Company Products set forth therein, are fair and reasonable and are reasonably required for the protection of the interests of the Company, and further that the geographical area of restriction set forth therein accurately reflects the area in which he will be actively engaged in the performance of services.

14. No Inconsistent Obligations. Employee represents and warrants that no action required of his under this Agreement or any other agreements or understandings, written or oral, entered into with the Company will conflict with, breach or otherwise impair any previously existing agreements or understandings, whether written or oral, into which Employee has entered with other persons or entities, including agreements with respect to proprietary information or non-competition.

15. Indemnification. The parties shall enter into a separate indemnification agreement, in form and substance mutually agreeable to the parties, within ninety (90) days from the execution of this Agreement.

16. Notices. Any notice to be given hereunder shall be deemed to be given when delivered by hand or by overnight courier to the party for whom the notice is intended, or three (3) days after notice is placed in the U.S. mail properly addressed to the party for whom notice is intended, at the following address:

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If to the Company:         APOLLO INTERNATIONAL OF DELAWARE, INC.
                           6542 North U.S. Highway 41  -  Suite 215
                           Apollo Beach, Florida 33572
                           Attention:  Chief Financial Officer

If to Employee:           ____________________________
                          ____________________________

17. Binding Effect and Governing Law. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof. This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties. The Agreement contains the entire agreement of the parties, and may not be changed orally but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not be operated or be construed as a waiver of any subsequent breach by that same party. This Agreement shall be governed by the laws of the State of Florida.

18. Severability. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

19. Assignability. The rights or obligations contained in this Agreement shall not be assigned, transferred, or divided in any manner by Employee or Company, without the prior written consent of the other; provided, however, that nothing in this Section 19 shall preclude Employee from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrator or other legal representatives of Employee or his estate from assigning any rights hereunder to the person(s) entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding on any entity which by purchase of assets, merger, or otherwise, becomes a successor to the business of the Company.

20. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                    COMPANY:

                                    APOLLO INTERNATIONAL OF DELAWARE,
                                    INC., a Delaware corporation



                                    By: /s/ David W. Clarke,President
                                        -----------------------------


                                    EMPLOYEE:

                                    Donald Paul Louw

                                    /s/ Donald P. Louw
                                    ------------------

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